Exhibit 4.34

EXECUTION VERSION

FRIENDFINDER NETWORKS INC.
6800 Broken Sound Parkway
Boca Raton, Florida 33487

October 8, 2009

To the Investors Identified Below:

          Re: Limitation on Ability to Acquire Common Stock

          Our records indicate that as of the date hereof the undersigned investors (each, an “Investor” and collectively, the “Investors”) hold the warrants to acquire shares of voting common stock of FriendFinder Networks Inc. (f/k/a Penthouse Media Group Inc.), a Nevada corporation (“FFN”), par value $0.01 per share (the “Common Stock”) identified on Schedule A attached hereto (collectively, the “Warrants”).

          In consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, FFN and the Investors hereby agree as follows:

          1. Extension of the Warrants. FFN and the Investors hereby agree to amend each of the Warrants with an exercise price of $0.00001 (the “Nominal Warrants”) such that no such Nominal Warrant shall expire or terminate upon (or otherwise in respect of) the consummation of a Qualified IPO (as defined in the Nominal Warrants), and that the definition of the term “Expiration Date” as set forth in the Nominal Warrants shall be modified to reference solely the date certain contained in such definition without reference to the consummation of a Qualified IPO. In addition each Nominal Warrant will be further amended limiting the effect of Sections 4(f) and 4(b)(i) to the time period prior to a Qualified IPO (as defined in the Warrants) so that after the consummation of a Qualified IPO, the Nominal Warrants’ rights upon certain dilutive events will more closely resemble the rights afforded to Common Stock. The parties agree that each such amendment shall be in the form of Exhibit A attached hereto and that a duly executed copy of such amendment shall be delivered to the Investors concurrently with the execution and delivery hereof.

          2. Exercise Requirement.

               (a) Subject to Section 3 hereof, the Investors hereby covenant to exercise, simultaneously with the consummation of a Qualified IPO (as defined in the Warrants), that number of Warrants equal to the lesser of (i) the number of Warrants that would be required such that the Investors (including their respective affiliates) beneficially own 4.75% of the shares of the Common Stock outstanding immediately prior to the consummation of such Qualified IPO or (ii) all of the Warrants then held by the Investors (the “Exercise Requirement”). As used herein, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended. In achieving the Exercise Requirement, the Investors shall first exercise Warrants with an exercise price of approximately $0.30972 (the “Value Warrants”). To the extent that all Value Warrants owned by the Investors or their affiliates have already been exercised and the Exercise Requirement has not yet been met, the Investors shall next exercise that number of Nominal Warrants necessary to meet the Exercise Requirement. FFN and the Investors shall comply with Section 3(b) regarding the mechanics of effecting the exercise of Warrants pursuant to the Exercise Requirement.

               (b) If upon the date of exercise of the Warrants in satisfaction of the Exercise Requirement, the Fair Market Value (as defined in the Value Warrants to be exercised) of one share of the Common Stock of FFN does not exceed the exercise price of the Value Warrants to be exercised, the Investors may elect (an “Election”) not to exercise any Value Warrants. Upon an Election, that number of Value Warrants equal to the lesser of (i) all Value Warrants owned by the Investor and (ii) that number of Value Warrants which, if exercised, would fulfill the Exercise Requirement, will be counted towards fulfilling the Exercise Requirement as if they had been exercised pursuant to Section 2(a) hereof (the “Election Value Warrants”); however, such Election Value Warrants shall expire unexercised upon a Qualified IPO. If the Investors make an Election, so long as the Investors exercise all Nominal Warrants, if any, required to be exercised in order to fulfill the Exercise Requirement after applying the Election Value Warrants towards the Exercise Requirement, the Exercise Requirement shall be deemed satisfied.

               (c) Upon satisfaction (or deemed satisfaction pursuant to Section 2(b) above) of the Exercise Requirement, to the extent the Investors continue to hold any unexercised Value Warrants that were not subject to an Election (i.e. Value Warrants that were never required to be exercised pursuant to the terms of Section 2(a) above, “Excess Value Warrants”), such Excess Value Warrants shall be amended so that no such Excess Value Warrant shall expire or terminate upon (or otherwise in respect of) the consummation of a Qualified IPO, and that the definition of the term “Expiration Date” as set forth in such Excess Value Warrants shall be modified to reference solely the date certain contained in such definition without reference to the consummation of a Qualified IPO. In addition each Excess Value Warrant will be further amended limiting the effect of Sections 4(f) and 4(b)(i) to the time period prior to a Qualified IPO so that after the consummation of a Qualified IPO, the Excess Value Warrants’ rights upon certain dilutive events will more closely resemble the rights afforded to Common Stock. The parties agree that each such amendment shall be in the form of Exhibit A attached hereto.

          3. Limitation on Conversion and Exercise.

               (a) Notwithstanding any provision of the Warrants, and notwithstanding Section 2 hereof, none of the Investors may, in any case (i) exercise its right to acquire shares of Common Stock under the Warrants or (ii) convert into shares of Common Stock or exercise its right to acquire shares of Common Stock pursuant to any other security of FFN subsequently acquired by such Investor that is convertible into or exercisable for Common Stock to the extent that such conversion or exercise would result in any Investor or any of the Investors’ affiliates beneficially owning more than 4.99% of the outstanding shares of the Common Stock. As used herein, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended.

               (b) FFN shall, promptly upon its receipt of a conversion notice tendered by an Investor (or its designee) under any securities of FFN convertible into Common Stock, upon its receipt of a notice of exercise under the terms of any of the Warrants and upon its receipt of a notice of exercise under the terms of any other securities of FFN exercisable for Common Stock, notify such Investor by telephone and by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the Investor (or its designee) if the conversion requested in such conversion notice or exercise requested in such exercise notice were effected in full, whereupon, notwithstanding anything to the contrary set forth in the Warrants or the other relevant FFN securities, such Investor shall within one business day of its receipt of the FFN notice required by this paragraph revoke such conversion or exercise by telephone or by facsimile to the extent that it determines that such conversion or exercise would result in the Investors (including their affiliates) beneficially owning in excess of 4.99% of the outstanding shares of Common Stock. If the converting or exercising Investor does not so revoke in whole or in part such conversion or exercise, FFN shall honor such conversion or exercise as submitted and shall be entitled to rely on the Investor’s submission of the conversion and/or exercise notice as a representation that the Investor is in compliance with this paragraph; provided, however, that FFN shall not knowingly honor any conversion notice or notice of exercise tendered by an Investor (or its designee) to the extent that such conversion or exercise would result in the Investors or any of their affiliates beneficially owning more than 4.99% of the outstanding shares of the Common Stock. It is agreed that FFN shall have no liability whatsoever should any Investor or any of their affiliates be found to have beneficial ownership of FFN’s Common Stock in excess of 4.99% of the outstanding shares of Common Stock.

          4. Restriction on Hedging Transactions. From the date of consummation of a Qualified IPO (as defined in the Warrants) until the date that neither the Investors nor their affiliates hold unexpired or unexercised Warrants, neither the Investors nor any of their affiliates shall enter into any swap, hedge, short sale, forward contract, credit default swap, or any other agreement, transaction or series of transactions with respect to FFN securities that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Common Stock, Warrants or other convertible or exercisable securities of FFN, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (each, a “Hedging Transaction”). Notwithstanding anything to the contrary, this provision does not restrict bona fide actual long sales (e.g., not short sales) of securities issued by FFN (to the extent such sales comply with any instructions contained in other agreements or under securities laws).

          5. Miscellaneous.

               (a) Successors and Assigns. This letter agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. As a condition to the sale, transfer or other disposition of any of the Warrants or other convertible or exercisable securities of FFN by an Investor, the transferee shall agree to be bound to the terms and conditions of this letter agreement as if it were a party hereto and any such transferee shall be considered an “Investor” for all purposes under this letter agreement (including, without limitation, for purposes of Section 4 hereof).

               (b) Amendments. The terms of this letter agreement may be amended only by the written consent of the Investors and FFN.

               (c) Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof).

               (d) Counterparts. This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

               (e) Effectiveness. The provisions of Paragraph 3 of this letter agreement shall, except as otherwise provided herein, remain in full force and effect unless and until FFN withdraws or abandons its registration statement filed with the Securities and Exchange Commission pertaining to a public offering of the Common Stock or abandons such public offering, or the Investor or any of its affiliates is listed as a beneficial owner of any class of capital stock of FFN in such registration statement pursuant to Item 403 of Regulation S-K.

               (f) Fees and Expenses. FFN shall pay the fees and expenses incurred by the Investors in connection with the preparation, negotiation and execution of this Agreement. In any dispute relating to this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees from the other party.

[signature page follows]

          Please evidence your agreement to the foregoing terms by delivering an executed copy of this letter agreement to FFN. Thank you.

FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

Accepted and agreed as of the date first written above:

DB DISTRESSED OPPORTUNITIES MASTER PORTFOLIO, LTD

MW POST PORTFOLIO FUND, LTD.

By:	Beach Point Capital Management LP, As Authorized Agent

By:	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Managing Partner

THE OPPORTUNITY FUND, LLC

POST DISTRESSED MASTER FUND, L.P.

POST TOTAL RETURN MASTER FUND, L.P.

POST STRATEGIC MASTER FUND, L.P.

BEACH POINT DISTRESSED MASTER FUND, L.P.

LMA SPC for and on behalf of the account of MAP 90
SEGREGATED PORTFOLIO FUND

By:	Beach Point Capital Management LP,
Its Investment Manager

By:	/s/ Carl Goldsmith

Name:	Carl Goldsmith
Title:	Managing Partner

SCHEDULE A
Warrants held by the Investors

Warrant No.	Holder	Shares of Common Stock Issuable Upon Exercise	Exercise Price Per Share	Expiration Date (other than Qualified IPO)
28-A	The Opportunity Fund, LLC	245,972	$0.309719	August 16, 2015
		564,169	$0.00001	August 16, 2015
		1,023,764	$0.00001	August 28, 2016
		3,201,297	$0.00001	December 6, 2017
29-A	Post Distressed Master Fund, L.P.	266,446	$0.309719	August 16, 2015
		301,061	$0.00001	August 16, 2015
		546,318	$0.00001	August 28, 2016
		2,017,528	$0.00001	December 6, 2017
30-A	Post Total Return Master Fund, L.P.	344,405	$0.309719	August 16, 2015
		677,294	$0.00001	August 16, 2015
		1,229,047	$0.00001	August 28, 2016
		3,955,485	$0.00001	December 6, 2017
31-A	MW Post Portfolio Fund, Ltd.	247,687	$0.309719	August 16, 2015
		566,629	$0.00001	December 6, 2017
32-A	DB Distressed Opportunities Master Portfolio Ltd.	908,081	$0.309719	August 16, 2015
		2,077,446	$0.00001	December 6, 2017
33-A	Post Strategic Master Fund, L.P.	87,742	$0.309719	August 16, 2015
		637,883	$0.00001	August 16, 2015
		1,157,529	$0.00001	August 28, 2016
		3,184,037	$0.00001	December 6, 2017
46-A	LMA SPC for and on behalf of the account of MAP 90 Segregated Portfolio	106,378	$0.309719	August 16, 2015
		120,198	$0.00001	August 16, 2015
		218,116	$0.00001	August 28, 2016
		805,493	$0.00001	December 6, 2017
47-A	Beach Point Distressed Master Fund, LP	483,032	$0.309719	August 16, 2015
		545,783	$0.00001	August 16, 2015
		990,401	$0.00001	August 28, 2016
		3,657,510	$0.00001	December 6, 2017

EXHIBIT A
Form of Amendment to Warrants

AMENDMENT TO WARRANTS

          FriendFinder Networks Inc., a Nevada corporation (the “Company”), hereby agrees to the following:

          WHEREAS, _________________ (the “Holder”) holds Detachable Warrant #____ to purchase from the Company _____ shares of the Company’s voting common stock, par value $0.01 per share at an exercise price per share of common stock of $___ (collectively the “Warrants”);

          WHEREAS, the Warrants have an Expiration Date (as defined in the Warrants) of the earlier to occur of (a) a date certain specified in the definition of Expiration Date for each Warrant and (b) the consummation of a Qualified IPO (as defined in the Warrants); and

          WHEREAS, the Company and the Holder have agreed to amend the Expiration Date and make such other amendments to the Warrants as are set forth herein;

          WHEREAS, the Warrants contain anti-dilution provisions which create rights greater than those afforded to holders of common stock of the Company;

          WHEREAS, the Company and the Holder have agreed to amend certain anti-dilution provisions so that upon the consummation of a Qualified IPO (as defined in the Warrants) the Warrants’ rights upon certain dilutive events will more closely resemble the rights afforded to common stock of the Company;

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Holder hereby agree that:

          (a) All references to “Penthouse Media Group Inc.” in the Warrants are hereby deleted and replaced with “FriendFinder Networks Inc. (f/k/a Penthouse Media Group Inc.).”

          (b) Section 5(b) of each Warrant is hereby amended by deleting from clause (v) thereof “(or, in the case of a Qualified IPO, at least thirty (30) days before the filing of a registration statement pertaining to such Qualified IPO)” and replacing such deleted language with “(or, in the case of a Qualified IPO, at least fifteen (15) days before effecting such Qualified IPO).”

          (c) The definition of the term “Expiration Date” in each of the Warrants is hereby amended such that no Warrant shall expire or terminate upon (or otherwise in respect of) the consummation of a Qualified IPO (as defined in the Warrants), and each Warrant shall continue to be exercisable until the date certain specified in the definition of Expiration Date (i.e., without reference to the consummation of a Qualified IPO). In all other respects, the Warrants shall remain in full force and effect.

          (d) Section 1(a) and 1(o) of each Warrant is hereby amended such that each instance of the text “Section 4(f)(ii)” is deleted and replaced with “Section 4(f)(iii)”.

          (e) Section 4(b) of each Warrant is hereby amended such that the text “If, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be either, at the Holder’s option:” is deleted in its entirety and replaced with the following:

          “After the consummation of a Qualified IPO, if, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be a distribution to the Holder of such cash, shares of stock or other securities or property that the Holder would have been entitled to receive had the Holder owned the Warrant Shares of record immediately prior to the happening of such event. Prior to the consummation of a Qualified IPO, if, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be either, at the Holder’s option:”

          (f) Section 4(f) of each Warrant is hereby amended by inserting the following subsection (i) and renumbering the subsequent subsections accordingly:

          “(i) Operation after a Qualified IPO. After a Qualified IPO, the remainder of this Section 4(f) shall no longer apply.”

          (g) Section 4(f)(i)(2) of each Warrant is hereby amended such that the text “Section 4(f)(i)” is deleted and replaced with “Section 4(f)(ii)”.

          This Amendment to Warrants shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof).

[signature page follows]

          IN WITNESS WHEREOF, the Company has caused this Amendment to Warrants to be signed in its name by its duly authorized officer.

Dated: ______________ ___, 20__

FRIENDFINDER NETWORKS INC.

By:

Name:
Title:

The undersigned Holder agrees with and consents to the foregoing Amendment to Warrants, as of ______________ ___, 20__:

[HOLDER]

By:	Beach Point Capital Management LP, its [_________________]

By:

Name: Carl Goldsmith
Title: Managing Partner